EXHIBIT 99.3
January 23, 2008


Third-Order Nanotechnologies Appoints New Member to Its Board of
Directors

William Pickett Brings Extensive Leadership and Finance Experience to Technology Company

Third Order Nanotechnologies, Inc. (OTCBB:TDON.OB, http://www.third-order.com), a technology company focused on the development of electro-optic polymer materials for applications in high-speed fiber-optic telecommunications and optical computing, announced today that it appointed William "Bim" Pickett to its Board of Directors. Pickett brings significant expertise to the Board, having held financial leadership positions at both business unit and corporate levels in North America, South America and Europe.

Hal Bennett, Chief Executive Officer of Third-Order, commented, "With the addition of Bim Pickett to our team, I feel that we have the expertise and experience we need to lay a solid foundation for sustained growth as we transition from development to commercialization."

Mr. Pickett comes to the company after a thirty-two year career with E.I. DuPont de Nemours & Co. Most recently Pickett served as Chief Financial Officer of Invista, DuPont's $7 billion man-made fibers company, prior to its sale to Koch Industries, Inc. Before that, his career at DuPont included numerous financial leadership positions at both the business unit and corporate levels. Pickett has held positions on the Boards of Directors of several regional and international corporate joint ventures and philanthropic organizations. Mr. Pickett received an MBA from Harvard Graduate School of Business Administration and a BA from Trinity College.

About Third-Order Nanotechnologies

Third-Order Nanotechnologies is a development stage company, moving toward prototype demonstration and commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Third-Order Nanotechnologies, Inc. is a portfolio company of Universal Capital Management, Inc. (OTC BB:
UCMT.OB). Please visit the Company's website, www.third-order.com for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing


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various  engineering  and  manufacturing  programs,  changes   in
customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to
performance  quality  issues  with  outsourced  components,   and
various other factors beyond the Company's control.

Third-Order Nanotechnologies
Hal Bennett, 707-256-3656
or
The Investor Relations Group
Erika Moran/Tom Caden/Salima Rasul
212-825-3210
Public Relations
Steven Melfi/Lynn Granito
212-825-3210






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